Form of


                AMENDED INVESTMENT ADVISORY AND SERVICE AGREEMENT


                  THIS AGREEMENT, dated and effective as of the 1st day of November, 2003 is made and entered into by and between AMERICAN HIGH-INCOME MUNICIPAL BOND FUND, INC., a Maryland corporation, (hereinafter called the "Fund"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation, (hereinafter called the "Investment Adviser").


                               W I T N E S S E T H


                  The Fund is an open-end diversified investment company of the management type, registered under the Investment Company Act of 1940 (the "1940 Act"). The Investment Adviser is registered under the Investment Advisers Act of 1940 and is engaged in the business of providing investment advisory and related services to the Fund and to other investment companies.

                  NOW, THEREFORE, in consideration of the premises and the mutual undertaking of the parties, it is covenanted and agreed as follows:

                  1. The Investment Adviser shall determine what securities and other assets shall be purchased or sold by the Fund.

                  2. The Investment Adviser shall furnish the services of persons to perform the executive, administrative, clerical, and bookkeeping functions of the Fund, including the daily determination of net asset value per share. The Investment Adviser shall pay the compensation and travel expenses of all such persons, and they shall serve without any additional compensation from the Fund. The Investment Adviser shall also, at its expense, provide the Fund with necessary office space (which may be in the offices of the Investment Adviser); all necessary office equipment and utilities; and general purpose forms, supplies, and postage used at the offices of the Fund.

                  3. The Fund shall pay all its expenses not assumed by the Investment Adviser as provided herein. Such expenses shall include, but shall not be limited to, expenses incurred in connection with the organization of the Fund, its qualification to do business as a foreign corporation in the State of California, and its registration as an investment company under the 1940 Act; custodian, stock transfer and dividend disbursing fees and expenses; distribution expenses pursuant to a plan under rule 12b-1 under the 1940 Act; costs of designing and of printing and mailing to its shareholders reports, prospectuses, proxy statements, and notices to its shareholders; taxes; expenses of the issuance, sale, redemption, or repurchase of shares of the Fund (including registration and qualification expenses); legal and auditing fees and expenses; compensation, fees, and expenses paid to trustees not affiliated with the Investment Adviser; association dues; and costs of any share certificates, stationery and forms prepared exclusively for the Fund.


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                  4.       The Fund shall pay to the Investment Adviser on or
                           before the tenth (10th) day of each month, as compensation for the services rendered by the Investment Adviser during the preceding month, a fee at the annual rate of:

                  (a) 0.30% per annum on the first $60 million of the Fund's average daily net assets; plus 0.21% per annum on the portion of such net assets in excess of $60 million; plus 0.18% on the portion of such net assets in excess of $1 billion ("Net Asset Portion"), plus

                  (b) 3% of the Fund's gross investment income for such period ("Investment Income Portion").

                  The Net Asset Portion shall be accrued daily at 1/365th of the applicable annual rates set forth above. The net asset value of the Fund shall be determined in the manner set forth in the Articles of Incorporation and prospectus of the Fund as of the close of the New York Stock Exchange on each day of which said Exchange is open, and in the case of Saturdays, Sundays, and other days on which said Exchange shall not be open, as at the close of the last preceding day on which said Exchange shall have been open.

                  The Investment Income Portion shall be accrued daily. For the purposes hereof, the Fund's gross investment income shall be determined in accordance with Generally Accepted Accounting Principles and shall not reflect any net realized gains or losses on the sale of portfolio securities.

                  For the purposes hereof, the net assets of the Fund shall be determined in the manner set forth in the Articles of Incorporation and Prospectus of the Fund. The advisory fee shall be payable for the period commencing on the date on which operations of the Fund begin and ending on the date of termination hereof and shall be prorated for any fraction of a month at the termination of such period.

                  5. The Investment Adviser agrees that in the event the expenses of the Fund (with the exclusion of interest, taxes, brokerage costs, extraordinary expenses such as litigation and acquisitions or other expenses excludable under applicable state securities laws or regulations) for any fiscal year ending on a date on which this Investment Advisory and Service Agreement is in effect, exceed the expense limitations, if any, applicable to the Fund pursuant to state securities laws or any regulations thereunder, it will reduce its fee by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Fund in the amount of such excess.

                  6. The Investment Adviser agrees to pay the expenses of the Fund referred to in paragraph 3 above (with the exclusion of interest, taxes, brokerage costs and extraordinary expenses such as litigation and acquisitions) attributable to the Class A shares of the Fund for a period ending not later than October 1, 2004, all subject to reimbursement by the Fund. To accomplish such reimbursement, the Fund shall pay the Investment Adviser an expense reimbursement fee which on an annual basis is equivalent to the difference between the fees of the Investment Adviser described in paragraph 4 above attributable to the Class A shares of the Fund and 0.60% of the Fund's average

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daily net assets attributable to Class A shares of the Fund until December 30,
1994 and 0.90% of the Fund's average net assets per annum attributable to Class A shares of the Fund for a period thereafter. The expense reimbursement fees are for reimbursement of actual expenses incurred by or on behalf of the Fund and are intended to have the effect of assuring that the total normal operating expenses of the Fund during the expense reimbursement period will not exceed 0.60% of the fund's average daily net assets attributable to Class A shares until December 30, 1994 and 0.90% of the Fund's average net assets per annum attributable to Class A shares of the Fund for a period thereafter. Such expense reimbursement fee arrangement will terminate either when all of such reimbursable expenses of the Fund which have been paid by the Investment Adviser pursuant thereto have been reimbursed by the Fund for a period of twelve consecutive months or on October 1, 2004, whichever is earlier.

                  7. The expense limitations described in paragraph 5 and 6 above shall apply only to Class A shares of the Fund and shall not apply to any other class(es) of shares the Fund may issue in the future. Any new class(es) of shares issued by the Fund will not be subject to an expense limitation. However, notwithstanding the foregoing, to the extent the Investment Adviser is required to reduce its fees pursuant to provisions contained in paragraph 5 or 6 due to the expenses of the Class A shares of the Fund exceeding the stated limits, the Investment Adviser will either (i) reduce its fee similarly for other classes of shares of the Fund, or (ii) reimburse the Fund for other expenses to the extent necessary to result in an expense reduction only for Class A shares of the Fund.

                  8. This Agreement may be terminated at any time, without payment of any penalty, by the Directors of the Fund or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Fund, on sixty (60) days' written notice to the Investment Adviser, or by the Investment Adviser on like notice to the Fund. Unless sooner terminated in accordance with this provision, this Agreement shall continue until May 31, 2004. It may thereafter be renewed from year to year by mutual consent; provided that such renewal shall be specifically approved at least annually by the Board of Directors of the Fund, or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Fund. In either event, it must be approved by a majority of those Directors who are not parties to such Agreement nor interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

                  9. This Agreement shall not be assignable by either party hereto, and in the event of assignment (within the meaning of the 1940 Act) by the Investment Adviser shall automatically be terminated forthwith. The term "assignment" shall have the meaning defined in the 1940 Act.

                  10. Nothing contained in this Agreement shall be construed to prohibit the Investment Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Investment Adviser from engaging in such business or in other related or unrelated businesses.

                  11. The Investment Adviser shall not be liable to the Fund or its stockholders for any error of judgment, act, or omission not involving willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder.

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                  12. The obligations of the Fund under this Agreement are not binding upon any of the Directors, officers, employees, agents or shareholders of the Fund individually, but bind only the Fund's estate. The Investment Adviser agrees to look solely to the assets of the Fund for the satisfaction of any liability in respect of the Fund under this Agreement and will not seek recourse against such Directors, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.

                  13. It is understood that the name "American Funds" or any derivative thereof or logo associated with that name is the valuable property of the Invstment Adviser and its affiliates, and that the Fund shall have the right to use such name (or derivative or logo) only so long as this Agreement shall continue in effect. Upon termination of this Agreement the Fund shall forthwith cease to use such name (or derivative or logo) and shall promptly amend its Articles of Incorporation to change its name.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their duly authorized officers.


AMERICAN HIGH-INCOME                        CAPITAL RESEARCH AND
MUNICIPAL BOND FUND, INC.                   MANAGEMENT COMPANY

By  /s/Paul G. Haaga, Jr.                   By  /s/James F. Rothenberg
   -----------------------------------         ---------------------------
     Paul G. Haaga, Jr.                     James F. Rothenberg
     Chairman of the Board                  President


By  /s/Julie F. Williams                    By  /s/Michael J. Downer
   ------------------------------------        ---------------------------
     Julie F. Williams                       Michael J. Downer
     Secretary                               Vice President and Secretary

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